SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                    FORM 12b-25

                          Commission File Number 333-31187

                            NOTIFICATION OF LATE FILING

(Check One):  [X] Form 10K   [ ] Form 11-K     [ ] Form 20-F   [ ] Form 10Q
              [ ] Form N-SAR
              For Period Ended:

[ ]  Transition Report on Form 10-K      [ ] Transition Report on Form 10-Q
[ ]  Transition Report on Form 20-F      [ ] Transition Report on Form N-SAR
[ ]  Transition Report on Form 11-K
     For the Transition Period Ended:

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:



                                      PART I
                              REGISTRANT INFORMATION

Full name of registrant  W.R. Carpenter North America, Inc.

Former name if applicable


Address of principal executive office (Street and Number)
801 S. Pine Street

City, state and zip code:  Fresno, California 93710

                                      PART II
                              Rule 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

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       (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[x]
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       (b) The subject annual report,  semi-annual report, transition report on
       Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
----------- ------------------------------------------------------------------
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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                                     PART III
                                     NARRATIVE

     On December 31, 2001, the Registrant filed a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Laws in the United States Bankruptcy Court for the Eastern District of California, Fresno Division. The Registrant is nearing the end of its confirmation process before the Bankruptcy Court.

                                      PART IV
                                 OTHER INFORMATION
     (1) Name and telephone number of person to contact in regard to this notification:

           Graham Croot          (559)     662-3906
               (Name)         (Area Code) Telephone Number)

     (2) Have all other period reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports(s) been filed? If the answer is no,
identify report(s).                                           [x] Yes  [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                              [x] Yes [ ] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



         W.R. Carpenter North America, Inc.
                   (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  October 1, 2002                      By: /s/ GRAHAM D. CROOT
                                                 Graham D. Croot
                                                 Chief Financial Officer